CERTIFICATE OF DESIGNATION,

                             RIGHTS AND PREFERENCES


                                       OF

                     SERIES A JUNIOR PARTICIPATING PREFERRED
                            STOCK, WITHOUT PAR VALUE

                                       of

                              HALLIBURTON HOLD CO.



         Halliburton Hold Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         That at a meeting of the Board of Directors of Halliburton Hold Co. ("Hold Co.") the following resolution, creating a series of two (2) million shares of Preferred Stock, designated as Series A Junior Participating Preferred Stock was duly adopted pursuant to the authority granted to and vested in the Board of Directors of this corporation in accordance with the provisions of its Certificate of Incorporation:

                  RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors of Hold Co. in accordance with the provisions of the Certificate of Incorporation of Hold Co., a series of 2,000,000 shares of Series A Junior Participating Preferred Stock, without par value, of Hold Co. (the "Preferred Shares") be, and hereby is, created, and that the designation and amount thereof and the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation of Hold Co. which are applicable to the Preferred Stock of all series) are as follows:

         I. Designation and Amount. The shares of such series shall be designated as the "Series A Junior Participating Preferred Stock" (the "Junior Preferred Stock") and the number of shares constituting such series shall be two
(2) million. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the corporation.

         II.      Dividends and Distributions.

                  (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of common stock, $2.50 par value, of the corporation (the "Common Stock") and of any other stock ranking junior (as to dividends) to Junior Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative quarterly dividends payable in cash or in kind, as hereinafter provided, on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 (payable in cash) or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount (payable in cash) of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. If the corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise), into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that was outstanding immediately prior to such event.

                  (B) The corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless accrue and be cumulative on the outstanding shares of Junior Preferred Stock as provided in paragraph (C) of this Section.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         III. Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the corporation. If the corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided in the Certificate of Incorporation or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

         IV.      Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the corporation shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (as to dividends) to the Junior Preferred Stock;

                  (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (as to dividends) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                  (iii) purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (as to dividends) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this Section IV, purchase or otherwise acquire such shares at such time and in such manner.

         V. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         VI. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (as to amounts payable upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of Junior Preferred Stock shall have received an amount per share (rounded to the nearest cent) equal to the greater of (a) $100.00 per share, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, plus, in either case, an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) to the holders of stock ranking on a parity (as to amounts payable or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the provision in clause (1) (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         VII. Consolidation, Merger, etc. If the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, or any combination thereof, then in any such case the shares of Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash or any other property, or any combination thereof, into which or for which each share of Common Stock is changed or exchanged. If the corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         VIII. No Redemption. The shares of Junior Preferred Stock shall not be redeemable. So long as any shares of Junior Preferred Stock remain outstanding, the corporation shall not purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless the corporation shall substantially concurrently also purchase or acquire for consideration a proportionate number of shares of Junior Preferred Stock.

         IX. Rank. Except as otherwise provided in its Certificate of Incorporation, the corporation may authorize or create any series of Preferred Stock ranking prior to or on a parity with the Junior Preferred Stock as to dividends or as to distribution of assets upon liquidation, dissolution or winding up.

         X. Amendment. The Certificate of Incorporation of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Junior Preferred Stock, voting together as a single class.

         The foregoing resolution was adopted by the Board of Directors of the corporation, pursuant to the authority vested in it by the Certificate of Incorporation of the corporation, at a meeting of the Board of Directors duly held on the 5th day of December, 1996.

         IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Corporation by its Vice President this 9th day of December, 1996.

                                                 HALLIBURTON HOLD CO.



                                                 By: /s/ Robert M. Kennedy
                                                    ---------------------------
                                                     Robert M. Kennedy
                                                     Vice President